Exhibit 4.23

                         GRANT OF INCENTIVE STOCK OPTION

      THIS GRANT, dated this 5th day of February, 2001, (the "Date of Grant"), is delivered by Vertical Computer Systems, Inc., a Delaware corporation (the "Corporation") to Frank Zhou (the "Grantee").

      WHEREAS, the Board of Directors of the Corporation (the "Board") on December 16, 1999, adopted, the Incentive Stock Option Plan for the Corporation (the "Plan");

      WHEREAS, the plan provides for the granting of stock options by a committee to be appointed by the Board (the "Committee") to officers, key employees of the Corporation or any subsidiary of the Corporation to purchase, or to exercise certain rights with respect to, shares of the Common Stock of the Corporation, par value $.00001 per share (the "Stock"), in accordance with terms and provisions thereof; and

      WHEREAS, the Committee considers the Grantee to be a person eligible for a grant of stock options under the plan, and has determined that it would be in the best interest of the Corporation to grant the stock options documented herein.

      NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

Grant of Option.

      Subject to the terms and conditions hereinafter set forth, the Corporation, with the approval and the direction of the Committee, hereby grants to the Grantee, as of the Date of Grant, an option to purchase up to Seventy Five Thousand (75,000) shares of Stock at a price of $0.086 per share. Such option is hereinafter referred to as the "Option" and the shares of Common Stock purchasable upon exercise as the "Option Shares."

Termination of Option.

(a) The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void after the expiration of three (3) years from the Date of Grant (the "Option Term").

(b) In the event of the death of the Grantee, the Option may be exercised by the Grantee's legal representative(s), but only to the extent that the Option would otherwise have been exercisable by the Grantee.

(c) If applicable, a transfer of the Grantee's employment, between the Corporation and any subsidiary or other affiliate of the Corporation or between any subsidiaries or affiliates of the Corporation shall not be deemed to be a termination of the Grantee's employment.

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Exercise of Option.

(a) The Grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Secretary of the Corporation written notice of intent to exercise. The notice of exercise shall specify the number of Option Shares as to which the Option is to be exercised and the date of exercise and the date of exercise thereof, which date shall be at least five (5) days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

(b) Full payment (in U.S.dollars) by the Grantee of the option price for the Option Shares Purchased shall be made on or before the exercise date specified in the notice of exercise in cash, or, with the prior written consent of the Committee, in whole or in part through the surrender of previously acquired shares of Stock at their fair market value on the exercise date or through the execution of a Promissory Note collateralized by the Option Shares.

On the exercise date specified in the Grantee's notice or as soon thereafter as is practicable, the Corporation shall cause to be delivered to the Grantee, a certificate or certificates for the Option Shares then being purchased (out of theretofore unissued Stock or reacquired Stock, as the Corporation may elect) upon full payment for such Option Shares. The obligation of the Corporation to deliver Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(c) If the Grantee fails to pay for any of the Option Shares specified in such notice or fails to accept delivery thereof, the Grantee's right to purchase such Option Shares may be terminated by the Corporation. The date specified in the Grantee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date.

Adjustment of and Changes in Stock of Corporation.

In the event or a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock or the Corporation, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option or in the option price; Provided, however, that no such adjustment shall give the Grantee any additional benefits under the Option.

Rights of Stockholders.

Neither the Grantee nor any legal representative shall be or have any of the rights and privileges of a stockholder of the Corporation with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, unless and until the certificate(s) representing such shares shall have been delivered pursuant to the terms hereof.

Non-Transferability of Option.

During the Grantee's lifetime, the Option hereunder shall be exercisable only by the Grantee or any legal representative of the Grantee, and the Option shall not be transferable except, in case of the death of the Grantee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In no event of (a) any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein; or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, then the Corporation may terminate the Option by notice to the Grantee and it shall thereupon become null and void.

Employment Not Affected.

The granting of the Option nor its exercise shall not be construed as granting to the Grantee any right with respect to continuance of employment of the Employer. Except as may otherwise be limited by a written agreement between the Employer and the Grantee, the right of the Employer to terminate at will the Grantee's employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by the

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Corporation, as the Employer or on behalf of the Employer (whichever the case may be), and acknowledged by the Grantee.

Amendment of Option.

The Option may be amended by the Board or the Committee at any time (i) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code of 1986 or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Option; or (ii) other than in the circumstances described in clause (i), with the consent of the Grantee.

Notice.

Any notice to the Corporation provided for in this instrument shall be addressed to it in care of its Secretary at its executive offices at:

Vertical Computer Systems, Inc.
6336 Wilshire Boulevard
Los Angeles, CA  90048

and any notice to Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Employer. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail postage prepaid.

Incorporation of Plan by Reference.

The Option is granted pursuant to the terms of the Plan, the terms and conditions of which are incorporated herein by reference, and the Option shall in all respects be interpreted and construed in accordance with the Plan. The Committee shall interpret and Construe the Plan and this instrument, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively by governed by and determined in accordance with the law of the State of Delaware, except to the extent preempted by federal law, which shall to the extent govern.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officers to execute and attest this grant of Incentive Stock Option, and to apply the corporate seal hereto, and the Grantee has placed his signature hereon, effective as of the Date of Grant.

VERTICAL COMPUTER SYSTEMS,INC.

A Delaware corporation


By: ___________________________
    Richard Wade, President